Exhibit 99.4

Filed by Lam Research Corporation

Pursuant to Rule 425 under the Securities Act of 1933

and deemed filed pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company: Novellus Systems, Inc.

Commission File No.: 000-17157

Lam Research Corporation

4650 Cushing Parkway

Fremont, CA 94538-6470 U.S.A.

Main 510.572.0200

[Date]

[Addressee’s Name]

[Addressee’s Title]

[Company Name]

[Street Address]

[City, State, and ZIP Code]

To Our Suppliers,

I am very pleased to tell you about a new and exciting chapter for Lam Research. Today, Lam announced plans to merge with Novellus Systems, a leader in advanced thin-film deposition and surface preparation technologies.

The combination of Lam and Novellus will create a company that will lead the development of next-generation semiconductor manufacturing technology and provide direct benefits to our customers. Novellus’ technical core competencies align with our own strengths in etch and single-wafer clean. With significant synergies across our product lines, we will be able to offer a broader equipment portfolio and wider range of technology solutions. We believe this partnership is highly complementary – we will advance the technical benefits of our adjacent technologies, optimize and accelerate our collective development of next-generation 450 mm tools, and further develop our complementary customer relationships.

As we begin the integration process, you will see closer collaboration and optimization of the Novellus/Lam businesses. We anticipate that this merger will result in increased demand for outsourced materials. We also expect that manufacturing operations will remain in the present locations – in Livermore, CA, in Villach, Austria, for Lam and Tualatin, OR, for Novellus.

I realize you may have further questions, and you can read more details in our press release here: [link]. In the upcoming months, we will provide regular communications to update you on the process. We are targeting completion of this transaction in the second quarter of 2012. Until the merger is complete, Lam and Novellus will continue to operate as independent companies.

Given our business relationship, Lam believes in open communication with you regarding significant changes to our business. Our focus during this transition will be on value creation and efficient integration for our customers. This is a unique opportunity to join two outstanding organizations into one transformative company that builds upon our legacy as the industry’s most trusted supplier.

Thank you for your continued support as we work through this integration.

Sincerely,